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                                                                      EXHIBIT 21

                               COGNEX CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT

At December 31, 2004, the registrant had the following subsidiaries, the financial statements of which are all included in the consolidated financial statements of the registrant:

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
            NAME OF                           STATE/COUNTRY OF         PERCENT
          SUBSIDIARY                           INCORPORATION          OWNERSHIP
          ----------                          ----------------        ---------
Cognex Technology and Investment
  Corporation                                  California                100%
Cognex Canada Technology, Inc.                 California                100%
Cognex Foreign Sales Corporation               Barbados                  100%
Vision Drive, Inc.                             Delaware                  100%
Cognex Canada, Inc.                            Delaware                  100%
Cognex K.K.                                    Japan                     100%
Cognex International, Inc.                     Delaware                  100%
Cognex Europe, Inc.                            Delaware                  100%
Cognex Europe, b.v.                            Netherlands               100%
Cognex Germany, Inc.                           Massachusetts             100%
Cognex, Ltd.                                   Ireland                   100%
Cognex UK Ltd.                                 United Kingdom            100%
Cognex Finland Oy                              Finland                   100%
Cognex Singapore, Inc.                         Delaware                  100%
Cognex Korea, Inc.                             Delaware                  100%
Cognex Taiwan, Inc.                            Delaware                  100%
Cognex Asia, Inc.
(formerly Cognex China, Inc.)                  Delaware                  100%
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